Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of September 26, 2014 (the “Effective Date”) among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, the “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3005 Carrington Mill Boulevard, Suite 530, Morrisville, North Carolina 27560 (“SVB” or “Bank”) (each a “Lender” and collectively, the “Lenders”), and TRANSENTERIX, INC., a Delaware corporation, TRANSENTERIX SURGICAL, INC., a Delaware corporation, and SAFESTITCH LLC, a Virginia limited liability company, each with offices located at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 (individually and collectively, jointly and severally, “Borrower”), amends and restates in its entirety that certain Loan and Security Agreement dated as of January 17, 2012 by and among Borrower, Oxford and Bank (the “Original Agreement”) and provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

1.1 Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability.

(i) Subject to the terms and conditions of the Original Agreement, the Lenders, severally and not jointly, made term loans to Borrower of which the amounts outstanding are in accordance with each Lender’s Original Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as an “Original Term Loan” and collectively as the “Original Term Loans”). The Original Term Loans shall, from and after the Effective Date, be governed by the terms and provisions of this Agreement. After repayment, no Original Term Loans may be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to lend to Borrower on the Effective Date, term loans as follows:

(1) SVB shall be deemed to have made a term loan to Borrower in the amount equal to Two Million Eight Hundred One Thousand Eight Hundred Twenty Two and 50/100 Dollars ($2,801,822.50) (the “SVB Pay Off Term Loan”), the proceeds of which will be deemed to repay all Obligations owing from Borrower to SVB in respect of the Original Term Loans made by SVB under the Original Agreement. After repayment, the SVB Pay Off Term Loan may not be re-borrowed;

(2) the Secured Promissory Notes issued by Borrower evidencing the Original Term Loans made by Oxford (the amount outstanding on the Effective Date, the “Original Oxford Term Loans”) under the Original Agreement shall be amended and restated to evidence the remaining principal amount 1.

outstanding under each such Secured Promissory Note as of the Effective Date, as follows: (x) the Secured Promissory Note issued by Borrower to Oxford in the original principal face amount of Three Million Dollars ($3,000,000.00) shall be replaced with an amended and restated Secured Promissory Note in the principal face amount of One Million Six Hundred Eighty One Thousand Ninety Three and 50/100 Dollars ($1,681,093.50), and (y) the Secured Promissory Note issued by Borrower to Oxford in the original principal face amount of Two Million Dollars ($2,000,000.00) shall be replaced with an amended and restated Secured Promissory Note in the principal face amount of One Million One Hundred Twenty Thousand Seven Hundred Twenty Nine Dollars ($1,120,729.00); and

(3) the Lenders shall make term loans to Borrower in a single advance in an aggregate amount equal to Four Million Three Hundred Ninety Six Thousand Three Hundred Fifty Five Dollars ($4,396,355.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”).  After repayment, no Term A Loan may be re-borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in a single advance in an aggregate amount equal to Five Million Dollars ($5,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iv) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower in a single advance in an aggregate amount equal to Ten Million Dollars ($10,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan, Term C Loan, the Original Oxford Term Loan and the SVB Pay Off Term Loan is hereinafter referred to singly as a “Term Loan” and collectively as the “Term Loans”). After repayment, no Term C Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to prepay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (i) the amount of such Lender’s Term Loan, (ii) the effective rate of interest, as determined in Section 2.3(a), and (iii) a repayment schedule consisting of thirty (30) months. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d). Notwithstanding the foregoing, if the Funding Date of the Term C Loans is after the Amortization Date, the Term C Loans shall amortize on the first Payment Date after the Funding Date of the Term C Loans on a repayment schedule based on the number of months remaining between such Payment Date and the Maturity Date.

(c) Mandatory Prepayments. If the Term Loans are accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued but unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Unaccrued Final Payment, plus (iv) all other sums, that shall have become due and payable hereunder, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan(s).

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(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued but unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Unaccrued Final Payment, plus (D) all other sums, that shall have become due and payable hereunder but have not been paid, including Lenders’ Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a fixed per annum rate (which rate shall be fixed on the Funding Date of and for the duration of the applicable Term Loan) equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the applicable Term Loan, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the day on which the Term Loan is made, and shall accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days.

(d) Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. These debits (or ACH activity) shall not constitute a set-off.

(e) Payments. Except as otherwise expressly provided herein, all loan payments by Borrower hereunder shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Secured Promissory Notes. The Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or

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mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5 Fees. Borrower shall pay to Collateral Agent:

(a) Facility Fee. A fully earned, non-refundable facility fee of Seventy-Five Thousand Dollars ($75,000.00) to be shared between the Lenders pursuant to their respective aggregate Commitment Percentages, which Facility Fee, to the extent not previously paid, shall be deducted from the initial Credit Extension on the Effective Date;

(b) Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(c) Accrued Final Payment. The accrued portion of the Final Payment (as defined in the Original Agreement) in an amount equal to One Hundred Twenty Four Thousand Six Hundred Eighty Eight and 15/100 Dollars ($124,688.15) to Oxford, in its capacity as a Lender, and One Hundred Thirty Five Thousand Eight Hundred Fifty Six and 05/100 Dollars ($135,856.05) to SVB (the “Accrued Final Payment”) on the Effective Date;

(d) The Unaccrued Final Payment. The unaccrued portion of the Final Payment (as defined in the Original Agreement) in an amount equal to Forty One Thousand Eight Hundred Eleven and 85/100 Dollars ($41,811.85) to Oxford, in its capacity as a Lender, and Thirty Thousand Six Hundred Forty Three and 95/100 Dollars ($30,643.95) to SVB (the “Unaccrued Final Payment”), due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of the Term Loans in accordance with Section 9.1, or (c) the prepayment in full of the Term Loans pursuant to Section 2.2(c) or 2.2(d);

(e) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

The payment of the Accrued Final Payment pursuant to clause (c) and the payment of the Unaccrued Final Payment pursuant to clause (d) shall constitute the payment in full of the Final Payment (solely for the purposes of this sentence, the term “Final Payment” as used in this sentence shall mean and refer to the “Final Payment” as such term is defined in the Original Agreement).

2.6 Withholding. Payments received by the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion

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of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original Loan Documents to which Borrower or any of its Subsidiaries is a party;

(b) to the extent required under Section 6.6, duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower;

(c) duly executed original Secured Promissory Note in favor of Oxford according to its Term A Loan Commitment Percentage and in favor of SVB according to its Original Term Loan Commitment Percentage and its Term A Loan Commitment Percentage and duly executed original Amended and Restated Secured Promissory Notes in favor of Oxford according to its Original Term Loan Commitment Percentage;

(d) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank;

(e) the Operating Documents of Borrower and good standing certificates of Borrower certified by the Secretary of State of Borrower’s state of organization and each state in which Borrower is qualified to conduct business, each good standing certificate to be dated no earlier than thirty (30) days prior to the Effective Date;

(f) the Perfection Certificate for Borrower;

(g) the Annual Projections, in form and substance reasonably satisfactory to the Lenders;

(h) duly executed original officer’s certificate for Borrower, in a form reasonably acceptable to Collateral Agent and Lenders;

(i) Collateral Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by such written evidence (including any UCC termination statements) as Collateral Agent requests that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(k) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders; and

(l) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) (i) receipt by the Lenders of an executed Disbursement Letter in the form of Exhibit B-1 attached hereto; and (ii) an executed Loan Payment/Advance Request Form in the form of Exhibit B-2 attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement Letter and the Loan Payment/Advance Request Form and on the Funding Date of such Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text

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thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from such Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) in such Lender’s sole but reasonable discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower from the Annual Projections of Borrower presented to and accepted by Collateral Agent and each Lender;

(d) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof;

(e) duly executed original Secured Promissory Notes in favor of each Lender; and

(f) duly executed original Warrant in favor of each Lender, except with respect to the Original Oxford Term Loan and the SVB Pay Off Term Loan.

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent of any such item shall not constitute a waiver by the Lenders of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Lenders (which notice shall be irrevocable) by facsimile, or telephone by 12:00 noon Eastern time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such facsimile notification, Borrower shall deliver to Lenders by facsimile a completed Disbursement Letter and Loan Payment/Advance Request Form, with respect to SVB executed by a Responsible Officer or his or her designee. Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Commitment Percentage of such requested Term Loan.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower, shall promptly notify Collateral Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by a continuing security interest in the Collateral granted

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herein (subject only to Permitted Liens that expressly have superior priority to Collateral Agent’s Lien in this Agreement).

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for obligations in respect of Bank Services, are repaid in full in cash and (b) this Agreement and the Lenders’ obligation to make Credit Extensions is terminated, Collateral Agent shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to SVB in its good faith business judgment to secure obligations in respect of Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (i) one hundred percent (100.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows at all times:

5.1 Due Organization, Authorization: Power and Authority. Borrower, and each of its Subsidiaries (other than ISIS), is duly existing and Borrower is in good standing as Registered Organizations in its jurisdiction of organization and Borrower, and each of its Subsidiaries, is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse

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Change. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate signed by an officer of Borrower (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that (a) Borrower’s exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) each Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, Borrower (and each of its respective predecessors) has not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower, and each of Borrower’s Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement) so long as such updates are approved in writing by Collateral Agent and Lenders. If Borrower or any of Borrower’s Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including its Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, or any of Borrower’s Subsidiaries, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)), or (v) constitute an event of default under any material agreement by which Borrower, or any of Borrower’s Subsidiaries, or their respective properties is bound. Borrower is not in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and Borrower does not have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificate delivered to Collateral Agent in connection herewith with respect of which Borrower has given Collateral Agent notice and taken such actions requested by Collateral Agent as are necessary to give Collateral Agent a perfected security interest therein. To Borrower’s knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

(b) On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Perfection Certificate, and, as of the Effective Date, except for third party bailees for which a bailee waiver will be provided pursuant to Section 6.11 and the Post Closing Letter, no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificate on the Effective Date or as permitted pursuant to Section 6.11.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

(d) Borrower is the sole owner of the Intellectual Property it purports to own, except for non-exclusive licenses granted to its customers in the ordinary course of business. Except as noted on the Perfection

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Certificate (or as disclosed to Collateral Agent and each Lender after the Effective Date as provided below), Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is the licensee that (i) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days after entering into or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Collateral Agent and any Lender reasonably requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) all licenses or agreements to be deemed “Collateral” and for Collateral Agent and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (ii) Collateral Agent and each Lender shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s and such Lender’s rights and remedies under this Agreement and the other Loan Documents.

5.3 Litigation. Except as disclosed on the Perfection Certificate or as disclosed to Collateral Agent and each Lender pursuant to the terms of Section 6.9, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower, or any of Borrower’s Subsidiaries, involving more than One Hundred Fifty Thousand Dollars ($150,000.00).

5.4 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower, or any of Borrower’s Subsidiaries, delivered to Collateral Agent fairly present, in all material respects the consolidated financial condition of Borrower and Borrower’s Subsidiaries, and the consolidated results of operations of Borrower and Borrower’s Subsidiaries as of the dates and for the periods presented (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes). There has not been any material deterioration in the consolidated financial condition of Borrower and Borrower’s Subsidiaries, since the date of the most recent financial statements submitted to any Lender.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” subject to regulation under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower is not, nor is any of Borrower’s Subsidiaries, a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

Borrower is not, nor is any of Borrower’s Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaged in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. Borrower is not, nor to the knowledge of Borrower, is any of Borrower’s Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducting any business or engaging in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

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5.7 Subsidiaries; Investments. Borrower does not own any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, and Borrower, and each such Subsidiary, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, and each such Subsidiary, in all jurisdictions in which Borrower, or each such Subsidiary is subject to taxes, including the United States, except, in each case, related to taxes as may be due or owing in an amount less than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, and unless such taxes are being contested in accordance with the following sentence. Borrower or any such Subsidiary may defer payment of any contested taxes, provided that Borrower, or each such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is not aware of any claims or adjustments proposed for any of Borrower’s, or any of Borrower’s Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower, or any of Borrower’s Subsidiaries. Borrower, and each of Borrower’s Subsidiaries, has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not, nor has any of Borrower’s Subsidiaries, withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any such Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.10 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

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6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of Borrower’s Subsidiaries to, do all of the following:
6.1	Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, and each Lender, in all of the Collateral. Borrower shall promptly provide copies to Collateral Agent of any Governmental Approvals obtained by Borrower, other than any Governmental Approvals the absence of which could not reasonably be expected to result in a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates, Inspections.

(a) Deliver to each Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower, and each of Borrower’s Subsidiaries, for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s, or Borrower’s Subsidiaries’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than with a “going concern” qualification relating to the need for future additional equity or debt financing) on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion; (iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than ten (10) days after the last day of each of Borrower’s fiscal years, Borrower’s financial projections (A) if Borrower delivers such projections on or prior to December 31, the projections shall cover the following entire fiscal year, and (B) if Borrower delivers such projections on or after January 1, the projections shall cover the current entire fiscal year, as approved by Borrower’s Board of Directors, which such annual projections shall be set forth in a month-by-month format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Borrower’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval, and, unless Collateral Agent notifies Borrower to the contrary in writing within seven (7) days after receipt thereof, the term “Annual Projections” shall include such revisions)); (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or holders of Subordinated Debt; (v) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, (vi) as soon as available, but no later than thirty (30) days after the last day of each month, a schedule of Borrower’s registered Intellectual Property (including any applications of registered Intellectual Property), which schedule shall note any changes in Borrower’s registered Intellectual Property (including any applications of registered Intellectual Property) from the most recent schedule provided to Collateral Agent, (vii) prompt notice of Borrower’s knowledge of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; (viii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each deposit account or securities account maintained by Borrower, or any of Borrower’s Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s), (ix) other financial information as reasonably requested by Collateral Agent or any Lender, and (x) as soon as available, but no later than thirty (30) days after the last day of each month, a copy of Borrower’s monthly rental check payable to the landlord of Borrower’s leased location at 627 Distribution Drive, Durham, North Carolina 27560. Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be

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delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower shall allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (except while an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Collateral Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate in any fiscal year.

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports except related to taxes as may be due or owing in an amount less than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, and each of Borrower’s Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Collateral Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00) (or such higher amount as to which Collateral Agent and Lender may agree in writing) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) (or such higher amount as to which Collateral Agent and Lender may agree in writing), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest (subject to Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

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6.6 Operating Accounts.

(a) Except as set forth in clause (b) below, maintain its and its Subsidiaries’, Collateral Accounts with Silicon Valley Bank or its Affiliates in accounts which are subject to a Control Agreement in favor of Collateral Agent for the ratable benefit of the Lenders (as necessary to perfect such Collateral Agent’s Lien in such Collateral Account).

(b) Borrower, and each of Borrower’s Subsidiaries, if any, shall provide Collateral Agent and each Lender five (5) days’ prior written notice, and obtain Collateral Agent’s and each Lender’s consent, before establishing any Collateral Account at or with any Person other than Silicon Valley Bank. In addition, for each such Collateral Account that Borrower, or any of Borrower’s Subsidiaries, at any time maintains, Borrower, or any such Subsidiary, shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent and each Lender. The provisions of the previous sentence and Section 6.6(a) shall not apply to (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of Borrower’s Subsidiaries’, employees and identified to Collateral Agent by Borrower as such and (b) the Letter of Credit Account.

(c) Borrower shall not, nor shall Borrower’s Subsidiaries, if any, maintain any Collateral Accounts except Collateral Accounts located in the United States in accordance with Sections 6.6(a) and (b).

6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and Lenders, without expense to Collateral Agent or Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default. Borrower will give prompt written notice to Collateral Agent and Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower, or any of Borrower’s Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower, or any of Borrower’s Subsidiaries, of One Hundred Fifty Thousand Dollars ($150,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Intentionally Omitted.

6.11 Landlord Waivers; Bailee Waivers.

(a) Pursuant to the Post Closing Letter, Borrower shall deliver to Collateral Agent on or before December 31, 2014 (i) a landlord’s consent executed in favor of Collateral Agent, or an acknowledgement of the change in Collateral Agent to any existing landlord’s consent, in respect of all of Borrower’s leased locations where either (A) Borrower or such Subsidiary maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or (B) Borrower’s Books are located, and (ii) a bailee waiver executed in

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favor of Collateral Agent, or an acknowledgement of the change in Collateral Agent to any existing bailee waiver, in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

(b) In the event that Borrower, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then (unless such new offices or business locations or bailee locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower) Borrower will first receive the written consent of Collateral Agent and, if requested by Collateral Agent, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.12 Creation/Acquisition of Subsidiaries. In the event Borrower, or any of Borrower’s Subsidiaries, creates or acquires any Subsidiary, Borrower, or such Subsidiary, shall promptly notify Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower, or such Subsidiary, as applicable, shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, and each Lender, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.13 Further Assurances.

(a) Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Collateral Agent and Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of Borrower’s Subsidiaries.

6.14 ISIS Telecommunications. Throughout the term of this Agreement, ISIS TELECOMMUNICATIONS, INC., a Delaware corporation and a Subsidiary of TransEnterix, Inc. (“ISIS”), will continue to be an inactive Subsidiary (as determined by Lenders in their sole discretion) with assets, if any, having a value not to exceed Five Thousand Dollars ($5,000.00) in the aggregate at any time. In the event ISIS becomes an active Subsidiary during the term of this Agreement, upon Collateral Agent and Lenders’ request, Borrower shall cause ISIS to become a co-borrower under this Agreement, pursuant to documentation acceptable to the Collateral Agent and Lenders in their sole discretion.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments or transactions permitted under Section 7.3; (d) Permitted Licenses; or (e) from one Borrower to another Borrower.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the

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Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) fail to provide notice to Collateral Agent of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower, or (ii) consummate any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering, a private placement of public equity or to venture capital investors so long as Borrower identifies to Collateral Agent the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least fifteen (15) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Fifty Thousand Dollars ($150,000.00) in assets or property of Borrower); (B) change its jurisdiction of organization, (C) change its organizational type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, except that a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder in accordance with Section 6.12) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent or any Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of Borrower’s Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s, or such Subsidiary’s, Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and (ii) customary covenants contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation) restricting the granting of security interests on Borrower’s property pending the closing of such transactions, provided that such covenants do not at any time prohibit the Borrower from granting a security interest in Borrower’s property (including Intellectual Property) in favor of Collateral Agent for the benefit of Lenders. For the avoidance of doubt, in no way shall the preceding sentence be deemed to constitute a waiver of, or otherwise limit, Borrower’s obligations under Section 7.2 or 7.3 of this Agreement.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment on account of or redeem, retire or purchase any capital stock (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year, (ii) to the extent constituting a payment on account of or redemption, retirement or purchase of capital stock, the conversion of Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities, (iii) payments of cash in lieu of fractional shares in connection with such conversion, so long as such payments do not exceed Ten Thousand Dollars ($10,000.00) in the aggregate) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so, and (iv) Borrower may make dividends or distributions to another Borrower.

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7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) equity investments by Borrower’s investors and (c) between or among Borrowers.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders, except in each case to the extent permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company,” subject to regulation under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws. Collateral Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and their principals, which information includes the name and address of Borrower and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Collateral Agent if Borrower has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

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8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notices of Litigation and Default), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries), or 6.14 (ISIS Telecommunications) or Borrower violates any covenant in Section 7; or

(b) Borrower, or any of Borrower’s Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this subsection shall not apply, among other things, to the covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any such ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (to the extent not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to

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Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.11 Lien Priority. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of the Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) terminate any FX Forward Contracts;

(ii) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(iii) apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of the Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

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(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower;

(vii) Subject to clauses 9.1(a), (b), and (c), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(viii) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit.

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

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9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned

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as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Collateral Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and then is only effective for the specific instance and purpose for which it is given. Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent has all rights and remedies provided under the Code, any applicable law, by law, or in equity. Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower: TransEnterix, Inc.

635 Davis Drive, Suite 300
Morrisville, North Carolina 27560
Attn: Janet Jamiolkowski Fax: (919) 765-8459
Email: jjamiolkowski@transenterix.com
with a copy to:	Ballard Spahr LLP

1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Attn: Mary Mullany
Fax: (215) 864-8999
Email: mullany@ballardspahr.com

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and to: TransEnterix, Inc.

4400 Biscayne Blvd Miami, FL 33137
Attn: Joshua Weingard — Chief Legal Officer
Email: JWeingard@TransEnterix.com
If to Collateral Agent:	Oxford Finance LLC

133 North Fairfax Street Alexandria, Virginia 22314 Attn: Legal Department Fax: (703) 519-5225
Email: LegalDepartment@oxfordfinance.com
with a copy to: If to SVB:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 Attn: George Samuel Fax: (858) 550 6420 Email: gsamuel@cooley.com Silicon Valley Bank

3005 Carrington Mill Blvd, Suite 530
Morrisville, North Carolina 27560
Attn: Pat Scheper
Fax: (919) 461-3908
Email: pscheper@svb.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding arising out of or related to the transactions contemplated by the Loan Documents, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Collateral Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Collateral Agent, Lenders and Borrower.

12.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent

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to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The

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obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Collateral Agent does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10 Right of Set Off. Borrower hereby grants to Collateral Agent for the benefit of each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Silicon Valley Bank as Agent. Collateral Agent hereby appoints SVB as its agent (and SVB hereby accepts such appointment) for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control, including without limitation, all deposit accounts maintained at SVB.

12.12 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all

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information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.13 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

12.14 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13.	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accrued Final Payment” is defined in Section 2.5(c) hereof.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is November 1, 2015; provided however, if the Interest Only Extension Event occurs prior to October 31, 2015, such date shall be extended until May 1, 2016.

“Annual Projections” is defined in Section 6.2(a).

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“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” has the meaning given it in Section 12.1.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”); provided that the aggregate amount of such Bank Services shall not exceed Seven Hundred Thousand Dollars ($700,000.00) in the aggregate.

“Bank Services Agreement” is defined in the definition of Bank Services.

“Basic Rate” means with respect to a Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (i) seven and one half percent (7.50%) and (ii) the sum of (a) the ninety (90) day U.S. LIBOR rate reported in The Wall Street Journal three (3) Business Days prior to the Funding Date of such Term Loan, plus (b) six and one quarter percent (6.25%).

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s books and records including ledgers, federal, and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent. For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall

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expressly violate each other provision of this Agreement governing Permitted Investments; and (d) money market funds at least 95% of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of Borrower’s Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction involving, or otherwise holding or engaging in any ownership interest in any type of debt instrument, or any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” means, Oxford, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another in each case that is an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

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“Credit Extension” is any Term Loan or any other extension of credit hereunder by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number XXXXXX2858 maintained with Silicon Valley Bank.

“Disbursement Letter” is that certain form attached hereto as Exhibit B-1.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” is the receipt by Borrower on or after the Effective Date of unrestricted net cash proceeds of not less than Thirty Five Million Dollars ($35,000,000.00) from the issuance and sale by Borrower of its equity securities in form and substance and on terms and conditions reasonably satisfactory to Collateral Agent and Lenders.

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“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Accounts” is defined in subsection (n) of the definition of Permitted Liens.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fees or Obligations including but without limitation the Accrued Final Payment and the Unaccrued Final Payment) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of the Term Loans in accordance with Section 9.1, or (c) the prepayment in full of the Term Loans pursuant to Section 2.2(c) or 2.2(d), equal to the original principal amount of the Term Loans (including without limitation the Original Oxford Term Loans and the SVB Pay Off Term Loan) extended by the Lenders multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.

“Final Payment Percentage” is (i) if the Interest Only Extension Event has not occurred, five and forty five hundredths percent (5.45%) and (ii) if the Interest Only Extension Event has occurred, six and three quarters percent (6.75%).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

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“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is defined on Exhibit A.

“Interest Only Extension Event” means Collateral Agent’s and Lenders’ receipt of evidence, in form and substance satisfactory to Collateral Agent and Lenders, of Borrower receiving 510(k) clearance for its SurgiBot product.

“Inventory” of a Person is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of such Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“ISIS” is defined in Section 6.14.

“Key Person” means TransEnterix’s (i) Chief Executive Officer, who is Todd Pope as of the Effective Date, (ii) Chief Operating Officer, who is Richard Mueller as of the Effective Date and (iii) Chief Financial Officer, who is Joseph Slattery as of the Effective Date.

“Lender” is any one of the Lenders.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all documented out-of-pocket audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Letter of Credit Account” means that certain account numbered XXXXXX2606 maintained by Borrower at Bank, provided that such account is used to secure a letter of credit by Bank for Borrower’s benefit and so long as the amount in such account does not exceed one hundred percent (100%) of the face amount of such letter of credit.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

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“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any Bank Services Agreement, each Compliance Certificate, each Disbursement Letter, each Loan Payment/Advance Request Form, the Post Closing Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower in connection with this Agreement, and any other present or future agreement entered into by Borrower for the benefit of Lenders and Collateral Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Payment/Advance Request Form” is that certain form attached hereto as Exhibit B-2.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is April 1, 2018; provided however, if the Interest Only Extension Event occurs prior to October 31, 2015, such date shall be extended October 1, 2018.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses, the Accrued Final Payment, the Unaccrued Final Payment, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with; related to; following; or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants). For the avoidance of doubt, “Obligations” does not include Borrower’s obligations under the Warrants or any other equity securities issued to any Lender.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State of such Person’s jurisdiction of organization on a date that is no earlier than sixty (60) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Term Loan” is defined in Section 2.2(a)(i) hereof.

“Payment Date” is the first (1st) calendar day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

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(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by liens specified in clause (c) of the definition of “Permitted Liens” provided such Indebtedness shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate principal amount outstanding at any one time;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Contingent Obligations in respect of Permitted Indebtedness;

(h) other Indebtedness not otherwise permitted by Section 7.4 not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate at any one time outstanding;

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be;

(j) cash secured Bank Services in an amount of Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(k) non-cash secured Bank Services in an amount of Two Hundred Thousand Dollars ($200,000.00) in the aggregate; and

(l) Indebtedness that constitutes a Permitted Investment, including Indebtedness of one Borrower to another Borrower.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments in cash and Cash Equivalents;

(c) Investments consisting of or held in Collateral Accounts, provided that if required pursuant to Section 6.6, such Collateral Accounts are subject to a first perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (e) shall not apply to Investments of Borrower in any Subsidiary; and

(f) Investments by (i) a Borrower in another Borrower, (ii) by a Borrower in Subsidiaries not a Borrower not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate in any fiscal year and (ii) by Subsidiaries not a Borrower in a Borrower.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license

33.

described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment or other assets subject to capital leases acquired or held by Borrower incurred for financing the acquisition of the Equipment or such assets subject to capital leases, or (ii) on existing Equipment or such assets subject to capital leases when acquired, in each case if the Lien is confined to the property and improvements and the proceeds of the Equipment or other assets subject to capital leases; provided that such Liens under this clause (c) (A) may have priority over liens granted to Collateral Agent hereunder to the extent provided under the Code at any time that the Indebtedness secured by the Liens remains outstanding and (B) may secure Indebtedness of no more than the amount set forth in clause (e) and (g) of the definition of Permitted Indebtedness;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Collateral Agent’s Lien and the aggregate amount of the obligations secured by such Liens does not at any time exceed Fifty Thousand Dollars ($50,000.00) and such obligations are not delinquent or are being contested in good faith by appropriate proceeds which have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(g) Liens to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

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(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(j) Liens consisting of Permitted Licenses;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods provided that the obligations secured by such Liens does not exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate;

(l) Liens on insurance proceeds in favor of insurance companies granted as security for insurance premiums;

(m) (i) deposits in an amount not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate, to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and (ii) deposits for the purchase of molds, fixtures and tooling, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(n) security deposits in favor of Florida Public Utilities Commission and Jain Investments not to exceed Three Thousand Dollars ($3,000.00) in the aggregate at any time (the “Excluded Accounts”); and

(o) Liens securing Indebtedness permitted under clause (j) of the definition of “Permitted Indebtedness”;

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post Closing Letter” is that certain Post Closing Letter dated as of the Effective Date by and between Collateral Agent and Borrower.

“Pro Rata Share” means, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

35.

“Responsible Officer” is any of the Vice President of Finance, President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Second Draw Period” means the period commencing on the later of (X) Collateral Agent’s and Lenders’ receipt of evidence, in form and substance satisfactory to Collateral Agent and Lenders, of Borrower’s filing for SurgiBot 510(k) clearance and (Y) the Equity Event and ending on the earlier of (i) the date which is sixty (60) days after the later to occur of clause (X) and (Y) above, (ii) September 26, 2015 and (iii) the occurrence and continuance of an Event of Default.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person; provided, however, Subsidiary shall not include any person in which Borrower’s investors own any such equity interest, other than those subsidiaries of Borrower.

“SVB Pay Off Term Loan” is defined in Section 2.2(a)(ii) hereof.

“Term Loan” is defined in Section 2.2(a)(iv) hereof.

“Term A Loan” is defined in Section 2.2(a)(ii) hereof.

“Term B Loan” is defined in Section 2.2(a)(iii) hereof.

“Term C Loan” is defined in Section 2.2(a)(iv) hereof.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan, up to the applicable principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Third Draw Period” means the period commencing on the later of (X) the Lenders making the Term B Loans to Borrower and (Y) Collateral Agent’s and Lenders’ receipt of evidence, in form and substance satisfactory to Collateral Agent and Lenders, of Borrower’s achievement of at least Ten Million Dollars ($10,000,000.00) in revenue, measured on a trailing six (6) month basis, from the sale of Borrower’s Surgibot and Surgibot related products and ending on the earlier of (i) the date which is sixty (60) days after the later to occur of clause (X) and (Y) above, (ii) September 26, 2016 and (iii) the occurrence and continuance of an Event of Default.

“Transfer” is defined in Section 7.1.

“Unaccrued Final Payment” is defined in Section 2.5(d) hereof.

36.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender and those certain Warrants (as defined in the Original Agreement).

[Balance of Page Intentionally Left Blank]

37.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
TRANSENTERIX, INC.
By: /s/ Todd M. Pope

Name: Todd M. Pope
Title: President and Chief Executive Officer
TRANSENTERIX SURGICAL, INC.
By: /s/ Todd M. Pope

Name: Todd M. Pope
Title: President and Chief Executive Officer
SAFESTITCH LLC
By: /s/ Todd M. Pope

Name: Todd M. Pope
Title: President and Chief Executive Officer of the Sole Member
COLLATERAL AGENT AND LENDER:
OXFORD FINANCE LLC
By /s/ Mark Davis

Name: Mark Davis

Title: Vice President, Finance, Secretary & Treasurer

LENDER:
SILICON VALLEY BANK
By /s/ Patrick O. Schagel

Name: Patrick O. Schagel

Title: Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

LENDERS AND COMMITMENTS

	Original Term Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$2,801,822.50	50.00%

SILICON VALLEY BANK	$2,801,822.50	50.00%

TOTAL	$5,603,645.00	100.00%

Term A Loans

Lender	Term Loan Commitment	Commitment Percentage

OXFORD FINANCE LLC	$3,198,177.50	72.75%

SILICON VALLEY BANK	$1,198,177.50	27.25%

TOTAL	$4,396,355.00	100.00%

Term B Loans

Lender	Term Loan Commitment	Commitment Percentage

OXFORD FINANCE LLC	$3,000,000.00	60.00%

SILICON VALLEY BANK	$2,000,000.00	40.00%

TOTAL	$5,000,000.00	100.00%

Term C Loans

Lender	Term Loan Commitment	Commitment Percentage

OXFORD FINANCE LLC	$6,000,000.00	60.00%

SILICON VALLEY BANK	$4,000,000.00	40.00%

TOTAL	$10,000,000.00	100.00%

Aggregate (all Term Loans)

Lender	Term Loan Commitment	Commitment Percentage

OXFORD FINANCE LLC	$15,000,000.00	60.00%

SILICON VALLEY BANK	$10,000,000.00	40.00%

TOTAL	$25,000,000.00	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as set forth below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, in each case whether published or unpublished or registered or unregistered; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name, domain names, trade dress, any applications therefor, in each case whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby; know-how, operating and production manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, source code, software, processes, techniques, research, studies, algorithms, formulae, databases, quality control procedures, technical specifications and data, sales literature, drawings, blueprints and inventions; and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; provided that if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts, license and royalty fees and other revenues, proceeds, or income of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts, license and royalty fees and other revenues, proceeds, or income of the Intellectual Property (ii) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable law, and (iii) the Excluded Accounts.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property.

EXHIBIT B-1

DISBURSEMENT LETTER

EXHIBIT B-2

Loan Payment / Advance Request Form
Deadline for same day processing is 12:00 E.S.T.

EXHIBIT C

Compliance Certificate

EXHIBIT D
Secured Promissory Note
[AMENDED AND RESTATED] SECURED PROMISSORY NOTE
(Term [A][B][C] Loan)

$      Dated:

FOR VALUE RECEIVED, the undersigned, TRANSENTERIX, INC., a Delaware corporation, TRANSENTERIX SURGICAL, INC., a Delaware corporation, and SAFESTITCH LLC, a Virginia limited liability company, each with offices located at 635 Davis Drive, Suite 300, Morrisville, North Carolina 27560 (individually and collectively, jointly and severally, “Borrower”) HEREBY PROMISES TO PAY to the order of OXFORD FINANCE LLC/SILICON VALLEY BANK (“Lender”) the principal amount of       Dollars ($     ) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Amended and Restated Loan and Security Agreement by and among Borrower, OXFORD FINANCE LLC, as Collateral Agent, and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower agrees to prepay any initial partial monthly interest payment from the date the Term [A][B][C] Loan is made to Borrower under this Secured Promissory Note (this “Note”) to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan made to Borrower by Lender are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable Lenders’ Expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Except as otherwise set forth herein, this Amended and Restated Secured Promissory Note is intended to and does completely amend and restate, without novation, that certain Secured Promissory Note issued [January 17, 2012 by TRANSENTERIX, INC.][September 3, 2013 by TRANSENTERIX, INC., SAFESTITCH MEDICAL, INC. and SAFESTITCH LLC] in favor of Lender.]

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

TRANSENTERIX, INC.

By
Name:
Title:

TRANSENTERIX SURGICAL, INC.

By
Name:
Title:

SAFESTITCH LLC

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By